Exhibit 99.2

[Horace Mann Educators Corporation logo]

Contact information:

Ryan Greenier,

Vice President, Investor Relations

217-788-5738

HORACE MANN ESTIMATES IMPACT OF

SECOND QUARTER SEVERE WEATHER

SPRINGFIELD, Ill., July 20, 2016 -- Horace Mann Educators Corporation (NYSE:HMN) estimates its financial impact from weather-related catastrophe activity during the three months ended June 30, 2016 will total $27 to $28 million on a pre-tax basis. These catastrophe losses were related to 14 catastrophe events, the most significant being severe weather in Texas and the Midwest. This estimate represents 17 to 18 percentage points on the Company’s estimated second quarter 2016 combined ratio, or approximately $0.42 to $0.44 per diluted share after tax. In addition to sizable catastrophe losses, the Company experienced an increase in claim counts in auto, as adverse weather contributed to an increase in frequency.

“We continued to experience a significant amount of severe convective storm activity, and as a result, property catastrophe losses were elevated and auto losses were significantly higher than planned,” said Marita Zuraitis, President and Chief Executive Officer. “Therefore, we estimate our second quarter 2016 property and casualty combined ratio will be between 111 and 112 percentage points,” stated Zuraitis.

As a reminder, the Company will release its second quarter 2016 earnings on Wednesday, July 27, 2016 after the market closes. The earnings press release and investor financial supplement will be available shortly thereafter within the Investor Relations section of the Company’s website at investors.horacemann.com.

Management will host a conference call to discuss the financial results on Thursday, July 28, 2016 at 9:00 a.m. Eastern Time. The conference call will be simulcast over the internet or accessible by telephone at 877.269.7756, conference code 13641379. On-demand replay will be available via the Internet or telephone for those unable to listen to the call live.

Horace Mann -- the largest national multiline insurance company focusing on educators' financial needs -- provides auto, homeowners and life insurance, retirement products and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company's Quarterly Report on Form 10-Q for the period ended March 31, 2016 and the company's past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements. The information contained in this press release includes financial measures which are based on methodologies other than United States generally accepted accounting principles (“GAAP”). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the supplemental numerical pages of this release and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.

# # #

-1-